                                                                   EXHIBIT 99(c)

Consolidated Balance Sheets                                Witco Corporation and
                                                            Subsidiary Companies

                  (in thousands except per share data)
                                                                      1994             1993
-------------------------------------------------------------------------------------------
Assets
Current Assets
   Cash and cash equivalents                                  $    197,173    $    183,050
   Accounts and notes receivable, less allowances of $8,863
     and $6,821                                                    395,547         340,850
   Inventories                                                     258,372         227,469
   Prepaid and other current assets                                 45,737          41,204
                                                              ------------    ------------
              Total Current Assets                                 896,829         792,573
                                                              ------------    ------------
Property, Plant, and Equipment, less accumulated
   depreciation of $696,043 and $621,684                           719,966         696,462
Intangible Assets, less accumulated amortization of
  $43,760 and $38,612                                              191,422         217,032
Deferred Costs and Other Assets                                    111,128         132,931
                                                              ------------    ------------
              Total Assets                                    $  1,919,345    $  1,838,998
                                                              ============    ============

Liabilities and Shareholders' Equity

Current Liabilities

   Notes and loans payable                                    $      1,795    $      4,194
   Accounts payable and other current liabilities                  343,414         337,144
                                                              ------------    ------------
              Total Current Liabilities                            345,209         341,338
                                                              ------------    ------------
Long-term Debt                                                     346,545         496,266
Deferred Federal and Foreign Income Taxes                           81,354          74,612
Deferred Credits and Other Liabilities                             206,231         213,367
Shareholders' Equity
   $2.65 Cumulative Convertible Preferred Stock, par value
      $1 per share
     Authorized -- 14 shares
     Issued and outstanding -- 7 shares and 9 shares                     7               9
   Common stock, par value $5 per share
     Authorized -- 100,000 shares
     Issued -- 56,312 shares and 50,818 shares                     281,561         254,089
   Capital in excess of par value                                  127,643           6,123
   Equity adjustments:
     Foreign currency translation                                   (1,481)        (23,723)
     Pensions                                                       (2,446)         (6,548)
   Retained earnings                                               537,199         488,241
   Treasury stock, at cost -- 165 and 318 shares                    (2,477)         (4,776)
                                                              ------------    ------------
              Total Shareholders' Equity                           940,006         713,415
                                                              ------------    ------------
              Total Liabilities and Shareholders' Equity      $  1,919,345    $  1,838,998
                                                              ============    ============


See accompanying notes.

                                 Page 21 of 61
                           Exhibit Index is on page 4

Consolidated Statements of Income                          Witco Corporation and
                                                            Subsidiary Companies

(in thousands of dollars except per share data)

For the years ended December 31                              1994           1993            1992
                                                           ----------     ----------   ------------
Revenues
   Net sales                                               $1,841,414     $1,763,086     $1,342,012
   Interest                                                    10,032          8,679          9,303
                                                          -----------    -----------    -----------
        Total Revenues                                      1,851,446      1,771,765      1,351,315
                                                          -----------    -----------    -----------
Costs and Expenses

   Cost of goods sold (exclusive of depreciation and
      amortization)                                         1,412,079      1,363,246      1,055,047
   Selling and administrative expenses                        185,576        181,173        139,438
   Depreciation and amortization                               88,663         86,480         61,130
   Interest                                                    29,674         34,984         16,448
   Other expense (income) -- net                               (9,708)        64,585         20,734
                                                          -----------    -----------    -----------
        Total Costs and Expenses                            1,706,284      1,730,468      1,292,797
                                                          -----------    -----------    -----------
   Income from continuing operations before
      Federal and Foreign Income Taxes                        145,162         41,297         58,518
Federal and Foreign Income Taxes                               50,742         16,165         20,178
                                                          -----------    -----------    -----------
   Income from continuing operations                           94,420         25,132         38,340

   Income (loss) from discontinued operations -
     (net of income taxes of $6,960, $(2,597), and
     $8,069)                                                   12,647         (5,369)        15,525
                                                          -----------    -----------    -----------
   Income before Cumulative Effect of Accounting Change       107,067         19,763         53,865
Cumulative Effect of Accounting Change                              -              -        (14,690)
                                                          -----------    -----------    -----------
        Net Income                                         $  107,067     $   19,763     $   39,175
                                                          ===========    ===========    ===========
Net Income Per Common Share:  Primary
   Income from continuing operations                       $     1.70     $     0.56     $     0.88
   Income (loss) from discontinued
      operations - net of income taxes                           0.22          (0.10)          0.31
   Cumulative effect of accounting change                           -              -          (0.29)
                                                          -----------    -----------    -----------
      Net Income Per Common Share: Primary                 $     1.92     $     0.46     $     0.90
                                                          ===========    ===========    ===========
Net Income Per Common Share:  Fully Diluted
   Income from continuing operations                       $     1.69     $     0.56     $     0.87
   Income (loss) from discontinued
      operations - net of income taxes                           0.22          (0.10)          0.31
   Cumulative effect of accounting change                           -              -     $    (0.29)
                                                          -----------    -----------    -----------
      Net Income Per Common Share: Fully Diluted           $     1.91     $     0.46     $     0.89
                                                          ===========    ===========    ===========

See accompanying notes.

                                 Page 22 of 61
                           Exhibit Index is on page 4

Consolidated Statements of Cash Flows                      Witco Corporation and
                                                            Subsidiary Companies
(in thousands of dollars)

For the years ended December 31                              1994         1993           1992
                                                          ---------     ---------     ---------
Operating Activities
   Net income                                             $ 107,067     $  19,763     $  39,175
   Adjustments to reconcile net income to net cash
      provided by operating activities:

Depreciation and amortization                               105,120       102,502        76,162
Provision (benefit) for deferred income taxes                17,666       (24,639)         (641)
Pension cost (credit)                                        11,828         1,221        (6,218)
Gains on dispositions                                        (4,820)       (8,810)         (542)
Provision for environmental remediation and compliance            -        52,810             -
Provision for work force reduction and other matters              -        29,784             -
Provision for disposition of a business                           -        19,200             -
Provision for consolidation of offices                            -             -        20,135
Cumulative effect of accounting change                            -             -        14,690
Changes in operating assets and liabilities:
Accounts and notes receivable                               (51,639)      (26,101)       (3,140)
Inventories                                                 (23,750)       13,490       (11,783)
Prepaid and other current assets                             (3,791)          513        (4,488)
Accounts payable and other current liabilities               (5,492)       (6,908)       24,950
Other                                                        (4,457)       (1,427)       (1,098)
                                                         ----------    ----------    ----------
Net Cash Provided by Operating Activities                   147,732       171,398       147,202
                                                         ----------    ----------    ----------
Investing Activities

   Expenditures for property, plant, and equipment         (107,438)     (103,689)      (72,594)
   Proceeds from dispositions                                24,194        24,160         4,449
   Acquisitions of businesses, net of cash acquired               -        (3,691)     (441,633)
   Other                                                      1,732        (4,568)        2,392
                                                         ----------    ----------    ----------
New Cash Used in Investing Activities                       (81,512)      (87,788)     (507,386)
                                                         ----------    ----------    ----------
Financing Activities

   Dividends paid                                           (55,013)      (44,679)      (40,422)
   Payments on borrowings                                    (8,398)     (501,972)      (58,249)
   Proceeds from exercise of stock options                    2,734         5,236        16,500
   Proceeds from borrowings                                     954       374,422       444,880
   Proceeds from issuance of common stock                         -       141,655             -
   Other                                                        (63)       (3,499)       (1,069)
                                                         ----------    ----------    ----------
Net Cash Provided by (Used in) Financing Activities         (59,786)      (28,837)      361,640
                                                         ----------    ----------    ----------
Effects of Exchange Rate Changes on Cash and
Cash Equivalents                                              7,689        (6,170)       (6,260)
                                                         ----------    ----------    ----------
Increase (Decrease) in Cash and Cash Equivalents             14,123        48,603        (4,804)
                                                         ----------    ----------    ----------
Cash and Cash Equivalents at Beginning of Year              183,050       134,447       139,251
                                                         ----------    ----------    ----------
Cash and Cash Equivalents at End of Year                  $ 197,173     $ 183,050     $ 134,447
                                                         ==========    ==========    ==========

See accompanying notes.

                                 Page 23 of 61
                           Exhibit Index is on page 4

Consolidated Statements of Shareholders' Equity            Witco Corporation and
                                                            Subsidiary Companies
(in thousands of dollars)

                                                                  Equity Adjustments
                             -------------------------------------------------------------------------------------------
                                                    Capital in  Foreign                             Treasury
                             Preferred    Common    Excess of   Currency               Retained       Stock
                               Stock       Stock    Par Value  Translation  Pensions   Earnings      at Cost       Total
                             ---------    ------    ---------  -----------  --------   --------     ---------    --------

Balance at December 31, 1991    $10     $112,670       $1,981   $18,688     $(1,947)   $517,009     $(22,711)    $625,700
Net Income                                                                               39,175                    39,175
Cash Dividends Declared:
     Preferred stock                                                                        (24)                      (24)
     Common stock                                                                       (40,594)                  (40,594)
Common Stock Issued:
     Employee plans                                     3,383                                         13,117       16,500
     Conversions                 (1)                     (287)                                           401          113
Equity Adjustments                                              (25,177)     (1,397)                              (26,574)
------------------             ----     ---------       -----   -------      ------     -------       ------      -------
Balance at December 31, 1992      9       112,670       5,077    (6,489)     (3,344)    515,566       (9,193)     614,296
Net Income                                                                               19,763                    19,763
Cash Dividends Declared:
     Preferred stock                                                                        (24)                      (24)
     Common stock                                                                       (47,064)                  (47,064)
Common Stock Issued:
     Two-for-one
       stock split                        127,045    (127,176)                                                       (131)
     Public offering                       14,374     127,281                                                     141,655
     Employee plans                                     1,207                                          4,029        5,236
     Conversions                                         (266)                                           388          122
Equity Adjustments                                              (17,234)     (3,204)                              (20,438)
------------------             ----     ---------       -----   -------      ------     -------       ------      -------

Balance at December 31, 1993      9       254,089       6,123   (23,723)     (6,548)    488,241       (4,776)     713,415
Net Income                                                                              107,067                   107,067
Cash Dividends Declared:
     Preferred stock                                                                        (20)                      (20)
     Common stock                                                                       (58,089)                  (58,089)
Common Stock Issued:
     Conversion of
     convertible
     debentures                            27,472     121,037                                                     148,509
     Employee plans                                       739                                          1,995        2,734
     Conversions                 (2)                     (256)                                           304           46
Equity Adjustments                                               22,242       4,102                                26,344
------------------             ----     ---------     -------   -------     -------    --------      -------     --------
Balance at December 31, 1994     $7      $281,561    $127,643   $(1,481)    $(2,446)   $537,199      $(2,477)    $940,006
                               ====     =========    ========   =======     =======    ========      =======     ========


See accompanying notes.

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

Notes to Financial Statements                              Witco Corporation and
                                                            Subsidiary Companies

Note 1 -- Summary of Significant Accounting Policies

     Principles of Consolidation: The consolidated financial statements include the accounts of all majority owned subsidiaries after the elimination of inter-company transactions. See Note 16.

     Cash Equivalents: Cash equivalents consist of highly liquid investments with a maturity of three months or less when purchased.

     Inventories: Inventories are stated at cost, principally on the Last-In, First-Out (LIFO) basis which is not in excess of market. The balance of inventories is stated at the lower of cost on the First-In, First-Out (FIFO) basis or market.

     Property, Plant, and Equipment: Property, plant, and equipment is stated at cost and depreciation is provided principally using the straight-line method based on estimated useful lives.

     Intangible Assets: Intangible assets primarily include the excess of purchase price paid over the estimated fair value of net assets acquired (goodwill) and other intangibles which are being amortized over periods not in excess of forty years. The Company periodically evaluates the carrying value of intangible assets in relation to the operating performance and future cash flows of the underlying businesses. Impairment losses would be recorded in the event of a significant change in the environment in which the business operates or if the expected future cash flows are less than book value.

     Postemployment Benefits: The Company adopted Statement of Financial Accounting Standards (SFAS) No. 112 "Employers' Accounting for Postemployment Benefits" effective January 1, 1993. SFAS 112 requires employers to accrue the cost of postemployment benefits, such as medical and disability benefits, as employees render services instead of when benefits are paid. The adoption of SFAS 112 did not have a material impact on the Company's financial position, results of operations, or cash flow.

     Research and Development Costs: The Company's research and development costs are charged to expense as

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

Notes to Financial Statements                              Witco Corporation and
                                                            Subsidiary Companies

Note 1 -- Summary of Significant Accounting Policies
(continued)

incurred. These charges from continuing operations amounted to $40,717,000
(1994), $40,308,000 (1993), and $26,834,000 (1992).

     Environmental Remediation Costs: Environmental remediation costs are charged to expense if the remediation is the result of past practices or events and the expenditures are not expected to benefit future operations. Projected costs are accrued when it is probable that a liability has been incurred and the amount can be reasonably estimated. Accruals are recorded at undiscounted amounts without regard to any third party recoveries, and are regularly adjusted as environmental assessments and remediation efforts proceed.

     Income Taxes: The Company accounts for incomes taxes under SFAS No. 109 "Accounting for Income Taxes".

     Common Share Data: Net income per common share is based upon net income adjusted for interest (net of tax) on the 5 1/2% convertible subordinated debentures through March 1994 and the preferred stock dividend requirements. The weighted average number of common shares outstanding during each year includes common stock equivalents, principally shares issuable in connection with the 5 1/2% convertible subordinated debentures through March 1994 and the Company's stock option plans. Fully diluted net income per common share additionally reflects the assumed conversion of the outstanding convertible preferred stock.

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

Notes to Financial Statements                              Witco Corporation and
                                                            Subsidiary Companies

Note 2 -- Dispositions

     In the second quarter of 1994, the Company sold the operations of the metal finishing and metalworking businesses of its Allied-Kelite subsidiary to MacDermid, Incorporated and Metal Lubricants Company, respectively, for $24,200,000 which resulted in a gain of $3,133,000, or $.06 per common share. Allied-Kelite manufactures plating and surface preparation products. The operating results of this subsidiary were not significant to the consolidated results of operations.

     On November 1, 1993, the Company sold the operations of its Chemprene, Inc. subsidiary to CMP Acquisition Corporation for $24,160,000 resulting in a gain of $5,726,000, or $.11 per common share. Chemprene manufactures lightweight belting, coated fabrics, and industrial diaphragms. The operating results of this subsidiary were not significant to the consolidated results of operations.

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

Notes to Financial Statements                              Witco Corporation and
                                                            Subsidiary Companies

Note 3 -- Inventories

Inventories are classified as follows:

(thousands of
dollars)                                               1994               1993
                                                       ----               ----
Raw materials and
  supplies                                           $ 96,939           $ 81,440
Finished goods                                        161,433            146,029
                                                     --------           --------
                                                     $258,372           $227,469
                                                     ========           ========

     Work in progress included above is not significant.

     Inventories valued on a LIFO basis, at December 31, 1994 and 1993, amounted to $158,638,000 and $143,317,000, respectively. Inventories would have been $62,077,000 and $57,849,000 higher than reported at December 31, 1994 and 1993 if the FIFO method (which approximates current cost) had been used by the Company for all inventories.

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

Notes to Financial Statements                              Witco Corporation and
                                                            Subsidiary Companies

Note 4 -- Property, Plant, and Equipment

A summary of property, plant, and equipment follows:

(thousands of dollars)                        1994               1993
                                              ----               ----

Land                                       $   32,970        $   32,150
Buildings and improvements                    178,268           175,501
Machinery, fixtures, and
  equipment                                 1,140,319         1,055,134
Assets under construction                      64,452            55,361
                                           ----------        ----------
                                            1,416,009         1,318,146
Less accumulated depreciation                 696,043           621,684
                                           ----------        ----------
                                           $  719,966        $  696,462
                                           ==========        ==========

     Depreciation expense from continuing operations amounted to $71,830,000
(1994), $67,930,000 (1993), and $52,190,000 (1992).

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

Notes to Financial Statements                              Witco Corporation and
                                                            Subsidiary Companies

Note 5 -- Intangible Assets

Intangible assets consist of the following:

(thousands of dollars)                       1994          1993
                                             ----          ----
Goodwill                                  $147,662       $160,091
Patents and licenses                        29,798         37,341
Other                                       57,722         58,212
                                          --------       --------
                                           235,182        255,644
Less accumulated amortization               43,760         38,612
                                          --------       --------
                                          $191,422       $217,032
                                          ========       ========

     Amortization expense from continuing operations amounted to $16,833,000
(1994), $18,550,000 (1993), and $8,940,000 (1992).

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

Notes to Financial Statements                              Witco Corporation and
                                                            Subsidiary Companies

Note 6 -- Accounts Payable and Other Current Liabilities

Components of accounts payable and other current liabilities consist of the following:

(thousands of dollars)                      1994           1993
                                            ----           ----

Trade accounts payable                    $139,906       $116,608
Other accruals                              67,839         92,787
Payroll related liabilities                 53,286         43,588
Reserves for environmental
  remediation and compliance                33,982         28,892
Income taxes                                20,448         18,845
Reserve for disposition of a
  business                                  19,109         19,200
Reserve for consolidation of
  offices                                    8,844         17,224
                                          --------       --------
                                          $343,414       $337,144
                                          ========       ========

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

Notes to Financial Statements                              Witco Corporation and
                                                            Subsidiary Companies

Note 7 -- Indebtedness

     In 1994, the Company called for redemption of all of its $150,000,000 outstanding 5 1/2% Convertible Subordinated Debentures due 2012. $149,890,000 of the principal was converted into approximately 5,494,000 shares of common stock at a conversion price of $27.28 per share and $110,000 of the principal was redeemed for cash at a premium of 1.65%.

Following is a summary of long-term debt:

(thousands of dollars)                       1994              1993
                                             ----              ----

6.60% Notes due 2003                       $165,000          $165,000
7.75% Debentures due 2023                   110,000           110,000
7.325% Notes due 1998                        45,171            40,313
5.85% Pollution Control
  Revenue Bonds due 2023                     10,000            10,000
Industrial Development                        8,500             8,500
  Revenue Bond due 2014
5 1/2% Convertible
  Subordinated Debentures                         -           150,000
Other                                         9,559            14,663
                                           --------          --------
                                            348,230           498,476
Less amounts included in
notes and loans payable                       1,685             2,210
                                           --------          --------
                                           $346,545          $496,266
                                           ========          ========

     The Company has arrangements with various banks for lines of credit for its international subsidiaries aggregating $36,654,000 of which $237,000 was utilized at December 31, 1994. The weighted average interest rates on short-term borrowings outstanding were 6.50% (1994) and 7.22% (1993).

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

Notes to Financial Statements                              Witco Corporation and
                                                            Subsidiary Companies

Note 7 -- Indebtedness (continued)

     Principal maturities of long-term debt at December 31, 1994 are $1,685,000
(1995), $1,710,000 (1996), $1,740,000 (1997), $45,686,000 (1998), and $550,000
(1999).

Following is a summary of interest:

(thousands of dollars)        1994                  1993                  1992
                              ----                  ----                  ----

Interest expense           $29,674               $34,984               $16,448
Capitalized interest         2,214                 1,923                   851
                           -------               -------               -------

Total interest
  incurred                 $31,888               $36,907               $17,299
                           =======               =======               =======
Total interest
  payments                 $34,190               $30,098               $18,219
                           =======               =======               =======




                                 Page 33 of 61
                           Exhibit Index is on page 4

Notes to Financial Statements                              Witco Corporation and
                                                            Subsidiary Companies

Note 8 -- Shareholders' Equity

     On September 2, 1993, the Board of Directors of the Company declared a two-for-one stock split on the Company's common stock. This was paid in the form of a 100 percent stock distribution of 25,409,000 shares on October 5, 1993, to shareholders of record as of September 16, 1993. Accordingly, all share and per share data, as appropriate, reflect the effects of this split. The par value for the additional shares issued was transferred from capital in excess of par value to common stock.

     At December 31, 1994, unissued common stock of the Company was reserved for issuance in accordance with the stock option plans (2,594,000 shares) and the $2.65 Cumulative Convertible Preferred Stock (122,000 shares).

     The Company has several stock option plans for certain employees. All options are granted at market value as of the date of grant and are exercisable in installments within a period not to exceed ten years from the date of grant. The options outstanding at December 31, 1994, expire on various dates through June 2004. At December 31, 1994 and 1993, options for 540,000 and 1,271,000 shares of common stock, respectively, were available for grant.

Stock option transactions were as follows:

                                 1994                            1993
                         --------------------------     --------------------------
                         Shares           Price         Shares          Price
                         ------      --------------     ------      --------------
Outstanding at
 beginning of
 year                     1,472       $13.00-$26.56     1,112       $13.00-$21.38
Granted                     780              $31.75       692              $26.56
Options exer-
 cised                    (149)       $17.31-$26.56      (328)      $13.00-$21.38
Cancelled                  (49)       $21.38-$31.75        (4)             $17.31
                          -----       -------------     -----       -------------
Outstanding at
 End of Year              2,054       $13.00-$31.75     1,472       $13.00-$26.56
                          -----       -------------     -----       -------------
Exercisable at
 End of Year                721       $13.00-$31.75       201       $17.31-$26.56
                          =====       =============     =====       =============


     Each share of $2.65 Cumulative Convertible Preferred Stock is entitled to one vote and has a minimum liquidating preference of $66 per share. Each Share is subject to redemption at the Company's option at $66 per

                                 Page 34 of 61
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

Notes to Financial Statements                              Witco Corporation and
                                                            Subsidiary Companies

Note 8 -- Shareholders' Equity (continued)

share and is convertible into 16.8075 shares of the Company's common stock.

     The Company has authorized 8,300,000 shares of series preferred stock, which, when issued, will have such rights, powers, and preferences as shall be fixed by the Company's Board of Directors.

                  Dividends declared per share on the Company's common stock amounted to $1.06 (1994), $.96 (1993), and $.92 (1992).

Common and preferred stock transactions were as follows:

(thousands of shares)                  1994       1993       1992
                                       ----       ----       ----
Convertible Preferred Stock
  Outstanding at beginning of year         9          9         10
  Conversions                             (2)         -         (1)
                                     -------    -------    -------
Outstanding at End of Year                 7          9          9
                                     -------    -------    -------
Common Stock
  Issued at beginning of year         50,818     22,534     22,534
  Conversion of convertible
    debentures                         5,494      2,875          -
  Two-for-one stock split                  -     25,409          -
                                     -------    -------    -------
Issued at End of Year                 56,312     50,818     22,534
                                     -------    -------    -------
Treasury Stock

  In treasury at beginning of year       318        306        757
  Net shares issued under employee
    plans                               (133)      (149)      (437)
  Conversions                            (20)       (22)       (14)
  Two-for-one stock split                  -        183          -
                                     -------    -------    -------
In Treasury at End of Year               165        318        306
                                     =======    =======    =======

                                 Page 35 of 61
                           Exhibit Index is on page 4

Notes to Financial Statements                              Witco Corporation and
                                                            Subsidiary Companies

Note 9 -- Other Expense (Income) -- Net

The components of other expense (income)--net from continuing operations are as follows:

(thousands of dollars)                                1994        1993        1992
                                                    --------    --------    --------
Provision for environmental
  remediation and compliance                        $   --      $ 29,110    $   --
Provision for disposition of a
  business                                              --        19,200        --
Provision for work force
  reduction                                             --        12,200        --
Provision for loss on sublease
  of office facilities                                  --         9,184        --
Provision for the consolidation
  of offices                                            --          --        20,135
Other--net                                            (9,708)     (5,109)        599
                                                    --------    --------    --------
                                                     $(9,708)   $ 64,585     $20,734
                                                    ========    ========    ========



                                 Page 36 of 61
                           Exhibit Index is on page 4

Notes to Financial Statements                              Witco Corporation and
                                                            Subsidiary Companies

Note 10 -- Federal and Foreign Income Taxes

The components of income (loss) from continuing operations before federal and foreign income taxes and the cumulative effect of accounting change are:

(thousands of dollars)                 1994             1993              1992
                                     --------         -------           --------
Domestic                             $ 86,757         $ (5,813)         $ 27,957
International                          58,405           47,110            30,561
                                     --------         --------          --------
                                     $145,162         $ 41,297          $ 58,518
                                     ========         ========          ========

     The provision for federal and foreign income taxes (exclusive of tax expense (benefit) from discontinued operations and the tax benefit related to the cumulative effect of an accounting change of $7,567,000 in 1992) consists of the following:

(thousands of dollars)                     1994           1993           1992
                                         --------       --------       --------
Current
  Domestic                               $ 25,115       $ 17,173       $ 11,373
  International                             9,870         16,462         10,558
Deferred
  Domestic                                  7,824        (15,122)           210
  International                             8,916         (1,028)          (307)
Investment tax credit
  amortization                               (983)        (1,320)        (1,656)
                                         --------       --------       --------
                                         $ 50,742       $ 16,165       $ 20,178
                                         ========       ========       ========

The effective income tax rate from continuing operations varied from the statutory federal income tax rate as follows:

(thousands of dollars)                     1994          1993          1992
                                          -----          -----         ----
Statutory federal income
  tax rate                                 35.0%         35.0%         34.0%
Amortization of investment
  tax credit                                (.6)         (4.0)         (2.0)
Provision for non-deductible
  civil penalties                             -           2.8             -
Effect of U.S. tax rate
  increase on deferred tax
  balances                                    -           3.8             -
Other                                        .6           1.5           2.5
                                           ----          ----          ----
                                           35.0%         39.1%         34.5%
                                           ====          ====          ====


                                 Page 37 of 61
                           Exhibit Index is on page 4

Notes to Financial Statements                              Witco Corporation and
                                                            Subsidiary Companies

Note 10 -- Federal and Foreign Income Taxes (continued)

The components of deferred federal and foreign income taxes are as follows:

(thousands of dollars)                                           1994           1993
                                                               --------     ---------
Current Deferred Tax (Assets) Liabilities:
     Reserve for environmental remediation and compliance      $ (12,028)   $ (10,112)
     Accrual items                                                (6,900)      (7,774)
     Reserve for disposition of a business                        (6,688)      (6,720)
     Inventories                                                   5,476        7,960
     Reserve for consolidation of offices                           (965)      (6,028)
     Other--net                                                   (3,199)      (2,953)
                                                               ---------    ---------
                                                               $ (24,304)   $ (25,627)

Noncurrent Deferred Tax (Assets) Liabilities:
     Depreciation                                              $ 105,631    $  97,291
     Reserve for environmental remediation and compliance        (22,142)     (24,752)
     Pensions                                                     13,561       13,854
     Foreign net operating loss carryforward                      (8,423)     (14,484)
     Postretirement benefits other than pensions                  (8,288)      (9,907)
     Hedging instruments                                           2,176       16,225
     Other--net                                                   (1,161)      (3,615)
                                                               ---------    ---------
                                                               $  81,354    $  74,612
                                                               =========    =========


     U.S. Federal income taxes have not been provided on approximately $200,000,000 of unremitted earnings of the Company's international subsidiaries at December 31, 1994. As a result of the availability of foreign tax credits, based on current rates, no significant U.S. federal income taxes would be payable if these earnings were distributed.

     Provision has not been made for foreign withholding taxes due upon remittance of foreign earnings prior to 1992. If unremitted earnings accumulated prior to 1992 were distributed it is estimated the related taxes due on these earnings would not be significant.

     Cash payments for federal and foreign income taxes amounted to $40,462,000
(1994), $29,817,000 (1993), and $21,811,000 (1992).

     Unamortized investment tax credits aggregated $1,085,000 at December 31, 1994, and are being amortized over the estimated useful lives of the related assets.

                                 Page 38 of 61
                           Exhibit Index is on page 4

Notes to Financial Statements                              Witco Corporation and
                                                            Subsidiary Companies

Note 11 -- Pension Plans

     The Company has various non-contributory defined benefit pension plans covering substantially all of its domestic employees and certain international employees. Benefits are primarily based upon levels of compensation and/or years of service. The Company's funding policy is based upon funding at the minimum annual amounts required by applicable federal laws and regulations plus such additional amounts as the Company may determine to be appropriate from time to time. Plan assets consist of publicly traded securities and investments in commingled funds administered by independent investment advisors.

     Certain union employees of the Company participate in multi-employer plans and the Company makes contributions primarily based upon hours worked. These plans provide defined benefits to these employees.

     In November 1992, the Company acquired certain domestic and international operations of Schering AG. The related international plans accounted for approximately $6,100,000 and $4,800,000 of the 1994 and 1993 net periodic pension cost, respectively. In the years prior to 1993, net periodic pension cost of the international plans was not significant.

     Employees of international subsidiaries are covered by various pension benefit arrangements, some of which are considered to be defined benefit plans for financial reporting purposes. Assets of the plans are comprised of insurance contracts and equity securities. Benefits under these plans are primarily based upon levels of compensation. Funding policies are based on legal requirements, tax considerations, and local practices.

                                 Page 39 of 61
                           Exhibit Index is on page 4

Notes to Financial Statements                              Witco Corporation and
                                                            Subsidiary Companies

Note 11 - Pension Plans (continued)

Net pension cost (credit) includes the following components:

(thousands of dollars)                      1994                       1993               1992
                                   -------------------------  -------------------------  -------
                                   Domestic    International   Domestic   International
                                   ---------   -------------  ----------- -------------  -------
Service cost for benefits earned
 during the period                 $   8,284    $   3,722    $   6,630    $   2,985    $   4,834
Interest cost on the projected
 benefit obligation                   22,652        5,516       20,707        4,763       16,597
Actual (return) loss on plan
 assets                                7,287       (2,576)     (34,119)      (2,861)     (17,384)
Net amortization and deferral        (32,743)        (314)       3,177          (61)     (10,265)
                                   ---------    ---------    ---------    ---------    ---------
Total Pension Cost (Credit)            5,480        6,348       (3,605)       4,826       (6,218)
                                   ---------    ---------    ---------    ---------    ---------
Multi-employer plans                     421            -          441            -          418
Other international plans                  -          129            -           90          738
                                   ---------    ---------    ---------    ---------    ---------

Net Pension Cost (Credit)              5,901        6,477       (3,164)       4,916       (5,062)

Less Pension Cost (Credit) of
 Discontinued Operations               1,009            -         (614)           -       (1,251)
                                   ---------    ---------    ---------    ---------    ---------
Net Pension Cost (Credit) from
 Continuing Operations             $   4,892    $   6,477    $  (2,550)   $   4,916    $  (3,811)
                                   =========    =========    =========    =========    =========


The weighted average assumptions used to calculate costs were as follows:

                                            1994                       1993                  1992
                                     -----------------------   ------------------------    -------
                                     Domestic  International   Domestic   International
                                     --------  -------------   ---------  -------------    -------
Discount rate                          7.0%         6.9%          7.9%         7.8%          8.2%
Rate of increase in compensation
  level                                4.5%         4.3%          5.0%         4.7%          5.0%
Expected long-term rate of
  return on assets                    10.0%         8.0%         12.0%         8.9%         12.0%



                                 Page 40 of 61
                           Exhibit Index is on page 4

Notes to Financial Statements                              Witco Corporation and
                                                            Subsidiary Companies

Note 11 - Pension Plans (continued)

The funded status and amounts recognized in the Company's Consolidated Balance Sheets at December 31, 1994 and 1993 for the domestic plans were as follows:

(thousands of dollars)                     1994                        1993
                                      ------------------         -------------------
                                        Plans in which:            Plans in which:
                                   -------------------------   ------------------------
                                     Assets      Accumulated     Assets    Accumulated
                                     Exceed        Benefits      Exceed      Benefits
                                   Accumulated      Exceed     Accumulated    Exceed
                                     Benefits       Assets       Benefits     Assets
                                   -----------   -----------   -----------  -----------
Actuarial present value of:
   Vested benefits                 $ (218,596)   $  (41,773)   $ (241,453)   $  (52,555)
   Nonvested benefits                  (7,346)       (4,470)      (13,996)       (2,947)
                                   ----------    ----------    ----------    ----------
Accumulated Benefit Obligation       (225,942)      (46,243)     (255,449)      (55,502)
Effect of anticipated future
   compensation levels                (14,472)       (2,364)      (16,845)       (2,456)
                                   ----------    ----------    ----------    ----------
Projected Benefit Obligation         (240,414)      (48,607)     (272,294)      (57,958)
Plan assets at fair value             255,467        24,687       272,360        30,730
                                   ----------    ----------    ----------    ----------
Plan Assets in Excess of (Less
     than) Projected Benefit
     Obligation                        15,053       (23,920)           66       (27,228)
Unrecognized prior service cost        34,062         6,398        39,294         4,631
Unrecognized net transition
   (asset) obligation                 (14,638)        1,246       (17,426)        1,339
Unrecognized net loss                  31,506         4,721        46,866        12,468
Adjustment required to recognize
   minimum liability                     --          (3,763)         --         (10,074)
                                   ----------    ----------    ----------    ----------
Noncurrent Pension Asset
     (Liability)                   $   65,983    $  (15,318)   $   68,800    $  (18,864)
                                   ==========    ==========    ==========    ==========


The assumptions used to calculate December 31, 1994 and 1993 obligations for domestic plans were as follows:

                                       1994     1993
                                       ----     ----
Discount rate                           8.5%     7.0%
Rate of increase in compensation level  4.5%     4.5%

                                 Page 41 of 61
                           Exhibit Index is on page 4

Notes to Financial Statements                              Witco Corporation and
                                                            Subsidiary Companies

Note 11 - Pension Plans (continued)

     Effective January 1, 1995, the Company revised the domestic discount rate from 7% to 8.5%. This change resulted in a decrease of approximately $48,000,000 and $56,000,000 in the 1994 accumulated benefit obligation and projected benefit obligation, respectively.

     Effective January 1, 1994, the pension benefit formula of the Retirement Plan of the Company was amended to a "final average pay offset" formula and several plan provisions were revised. Also effective January 1, 1994, the Company modified the benefit formula of the Supplemental Executive Retirement Plan. These amendments, together with the 1994 actuarial assumption changes, increased the 1994 domestic net periodic pension cost by approximately $9,200,000.

                                 Page 42 of 61
                           Exhibit Index is on page 4

Notes to Financial Statements                              Witco Corporation and
                                                            Subsidiary Companies

Note 11 - Pension Plans (continued)

The funded status and amounts recognized in the Company's Consolidated Balance Sheets at December 31, 1994 and 1993 for the international plans were as follows:

(thousands of dollars)                  1994                      1993
                                  ------------------       ------------------
                                     Plans in which:          Plans in which:
                                ------------------------- --------------------------
                                  Assets      Accumulated   Assets     Accumulated
                                  Exceed        Benefits    Exceed       Benefits
                                Accumulated      Exceed   Accumulated     Exceed
                                  Benefits       Assets     Benefits      Assets
                                 ----------    ----------  ----------   ----------
Actuarial present value of:
   Vested benefits                $ (24,243)   $ (28,034)   $ (19,829)   $ (28,895)
   Nonvested benefits                (1,405)      (2,816)      (1,094)      (2,845)
                                  ---------    ---------    ---------    ---------
Accumulated Benefit Obligation      (25,648)     (30,850)     (20,923)     (31,740)
Effect of anticipated future
   compensation levels               (8,142)     (16,231)      (5,678)     (16,751)
                                  ---------    ---------    ---------    ---------
Projected Benefit Obligation        (33,790)     (47,081)     (26,601)     (48,491)
Plan assets at fair value            37,268         --         31,349          741
                                  ---------    ---------    ---------    ---------
Plan Assets in Excess of (Less
   than) Projected Benefit
     Obligation                       3,478      (47,081)       4,748      (47,750)
Unrecognized prior service
     cost                             1,718            -          437          -
Unrecognized net transition
     (asset)                         (5,978)           -       (6,040)          (8)
Unrecognized net loss (gain)          2,637       (4,222)       2,658        6,489
                                  ---------    ---------    ---------    ---------
Noncurrent Pension Asset
       (Liability)                $   1,855    $ (51,303)   $   1,803    $ (41,269)
                                  =========    =========    =========    =========


The weighted average assumptions used to calculate December 31, 1994 and 1993 obligations for international plans were as follows:

                                       1994     1993
                                       ----     ----
Discount rate                           7.6%     6.9%
Rate of increase in compensation level  4.4%     4.3%



                                 Page 43 of 61
                           Exhibit Index is on page 4

Notes to Financial Statements                              Witco Corporation and
                                                            Subsidiary Companies

Note 11 - Pension Plans (continued)



     The Company sponsors a defined contribution savings plan, the Witco Corporation Employee Retirement Savings Plan, which is organized under sections 401(k) and 401(a) of the Internal Revenue Code. The Plan allows salary and hourly non-bargaining employees to contribute up to a maximum of 15% of their base pay with the Company providing a matching contribution up to 3%. The Plan permits employees to make contributions on both a pre-tax and after-tax basis. Participants are immediately vested in their contributions and become fully vested in the matching contribution upon meeting certain service requirements. Union employee's participation, provisions, contributions, and employer match are based upon terms of their respective collective bargaining agreement.

     The Company's matching contribution was $4,300,000 (1994), $4,800,000
(1993), and $4,000,000 (1992).

                                 Page 44 of 61
                           Exhibit Index is on page 4

Notes to Financial Statements                              Witco Corporation and
                                                            Subsidiary Companies

Note 12 - Postretirement Benefits Other Than Pensions

     The Company provides health and life insurance to certain domestic retired employees, most of whom contribute to its cost. Substantially all employees presently become eligible for retiree health benefits after reaching retirement age while working for the Company. The cost of the retiree medical plan is provided by retiree contributions that are adjusted annually to reflect current health costs. For domestic employees subject to collective bargaining arrangements the cost is shared by the Company in accordance with the bargained agreements. Life insurance benefits for certain retired employees are provided with the Company assuming the cost. The Company's policy is to fund the plans at the discretion of management.

     In 1992, the Company adopted Financial Accounting Standard No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." This statement requires the accrual of the cost of providing postretirement benefits, including medical and life insurance coverage, during the active service period of the employee. The Company elected to record the effect of this adoption as a cumulative effect of a change in accounting principle and immediately recognize the accumulated liability measured as of January 1, 1992. This resulted in a one-time after-tax charge of $14,690,000.

                                 Page 45 of 61
                           Exhibit Index is on page 4

Notes to Financial Statements                              Witco Corporation and
                                                            Subsidiary Companies

Note 12 - Postretirement Benefits Other Than Pensions
(continued)

     Postretirement benefit obligations at December 31, 1994 and 1993 were as follows:

(Thousands of dollars)                                       1994       1993
                                                           --------  ---------
Accumulated Postretirement Benefit Obligation:
   Retirees                                                $ 24,907   $ 27,445
   Active plan participants fully eligible for benefits       2,563      3,398
   Other active plan participants                             4,509      7,373
                                                           --------   --------
       Total Accumulated Postretirement Benefit Obligation   31,979     38,216

Unrecognized net gain (loss)                                    685     (6,412)

                                                           --------   --------
Accrued Postretirement Benefit Liability                   $ 32,664   $ 31,804
                                                           ========   ========


Net periodic postretirement benefit costs include the following components:


(thousands of dollars)                          1994      1993       1992
                                              -------  -------   ---=----
Service cost of benefits earned               $   591   $   389   $   196
Interest cost on accumulated postretirement
  benefits                                      2,634     2,621     1,814
Net amortization                                  275       141      --
                                              -------   -------   -------
Net Periodic Postretirement Benefit Costs     $ 3,500   $ 3,151   $ 2,010
                                              =======   =======   =======

     For measuring the expected postretirement benefit obligation, a 10 and 11 percent annual rate of increase in the per capita claims cost was assumed for 1994 and 1993, respectively. The rate was assumed to decrease by 1 percent per year to 6 percent in 1998 and remain at that level thereafter. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 8.5 percent for 1994 and 7 percent for 1993. A change in the discount rate for valuing the obligations at December 31, 1994 from 7 percent to
8.5 percent resulted in a decrease of approximately $6,700,000 in the accumulated postretirement benefit obligation. The weighted average discount rates used in determining the net periodic postretirement benefit costs for 1994, 1993, and 1992 were 7, 7.9, and 8.2 percent, respectively.

                                 Page 46 of 61
                           Exhibit Index is on page 4

Notes to Financial Statements                              Witco Corporation and
                                                            Subsidiary Companies

Note 12 - Postretirement Benefits Other Than Pensions
(continued)

     The effect of a one percent increase in the health care cost trend rate would increase the present value of the accumulated postretirement benefit obligation at December 31, 1994 by approximately $4,400,000 and the net periodic postretirement benefit cost for 1994 by approximately $400,000.

     Certain union employees of the Company participate in multi-employer plans that provide defined postretirement health and life insurance benefits. The net periodic postretirement benefit cost for these employees is not distinguishable. The Company's cost associated with these plans on a cash basis is not significant.

     Employees in operations in countries outside the U.S. are covered by various postretirement benefit arrangements, none of which are presently considered to be defined benefit plans.

                                 Page 47 of 61
                           Exhibit Index is on page 4

Notes to Financial Statements                              Witco Corporation and
                                                            Subsidiary Companies


Note 13 - Financial Instruments

     The Company enters into foreign currency forward contracts, currency swaps, and other financial market instruments to hedge the effect of foreign currency fluctuations on the financial statements. The foreign exchange contracts are accounted for as hedges of net investments, commitment hedges, and transaction hedges. Gains and losses on hedges of net investments are recognized as a component of shareholders' equity. Generally, gains and losses on the commitment hedges are deferred and included in the basis of the transaction underlying the commitment. Gains and losses on transaction hedges are recognized in income and offset the foreign exchange gains and losses on the related transaction.

     At December 31, 1994 and 1993, the Company had outstanding contracts to hedge its foreign net investments and other foreign exposures. The aggregate face value of these contracts, with notional amounts of approximately $209,326,000, also fix the interest rates on the same amount of indebtedness at a weighted average interest rate of approximately 8 percent. The net interest rate differentials that are paid or received are reflected currently as adjustments to interest expense. The foreign currency contracts are primarily in German marks and expire in March 2003.

     These contracts have been entered into with major financial institutions. The risk associated with these transactions is the cost of replacing, at current market rates, agreements in the event of default by the counterparties. Management believes the risk of incurring such losses is remote.

     The following notes summarize the major methods and assumptions used in estimating the fair values of financial instruments.

     Cash and cash equivalents: The carrying amount approximates fair value due to the short maturity of these instruments.

                                 Page 48 of 61
                           Exhibit Index is on page 4

Notes to Financial Statements                              Witco Corporation and
                                                            Subsidiary Companies


Note 13 - Financial Instruments (continued)

     Notes receivable: The fair value is estimated by discounting the future cash flows using the interest rates at which similar loans would be made under current conditions.

     Long-term debt (including short-term portion): The fair value for the 6.60% Notes and the 7.75% Debentures were based on quoted market values. For all other long-term debt which have no quoted market price, the fair value is estimated by discounting projected future cash flows using the Company's incremental borrowing rate.

     Foreign currency/interest rate swap contracts: The fair value is the amount at which the contracts could be settled based on quotes provided by investment banking firms.

     Fair Values of Financial Instruments: The following table presents the carrying amounts and estimated fair values of material financial instruments used by the Company in the normal course of its business.

(thousands of dollars)                                 1994                          1993
                                            ------------------------      -------------------------
                                              Carrying       Fair          Carrying         Fair
                                               Amount        Value          Amount         Value
                                              --------      --------       --------       --------
Cash and cash equivalents                     $197,173      $197,173       $183,050       $183,050
Notes receivable                              $  1,693      $  1,679       $  2,864       $  2,864
Long-term debt                                $348,230      $315,628       $498,476       $527,704
Off-balance sheet financial instruments:
Unrealized loss on foreign currency/interest
 rate swap contracts                          $     --      $(32,736)      $     --       $ (6,268)

                                 Page 49 of 61
                           Exhibit Index is on page 4

Notes to Financial Statements                              Witco Corporation and
                                                            Subsidiary Companies


Note 14 - Commitments and Contingencies

     Leases: At December 31, 1994, minimum rental commitments related to continuing operations under noncancelable operating leases amounted to $16,477,000 (1995), $14,141,000 (1996), $11,531,000 (1997), $9,644,000 (1998),
$9,083,000 (1999), and $97,795,000 (2000 and thereafter). Aggregate future minimum rentals to be received under noncancelable subleases, the majority of which are subject to barter provisions, amount to $22,240,000.

     Rental expenses under operating leases from continuing operations were $16,758,000 (1994), $16,685,000 (1993), and $13,618,000 (1992).

     Capital Commitments: At December 31, 1994, the estimated costs to complete authorized projects under construction amounted to $94,087,000.

     Litigation, Claims, and Contingencies: The Company has been notified, or is named as a potentially responsible party (PRP) or a defendant in a number of governmental (federal, state, and local) and private actions associated with environmental matters, such as those relating to hazardous wastes. These actions seek remediation costs, penalties, and/or damages for personal injury or damage to property or natural resources. As of December 31, 1994, the Company had been identified as a PRP in connection with 38 sites which are subject to the federal Superfund Program under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA). The Company has also been identified as a PRP in connection with 22 sites where state agencies have taken the lead role in overseeing site cleanup. With 11 exceptions, all the CERCLA and state controlled sites in which the Company is involved are multi-party sites, and, in most cases, there are numerous other potentially responsible parties in addition to the Company. CERCLA authorizes the federal government to remediate a Superfund site itself and to assess the costs against the responsible parties, or to order the responsible parties to remediate the site.

                                 Page 50 of 61
                           Exhibit Index is on page 4

Notes to Financial Statements                              Witco Corporation and
                                                            Subsidiary Companies


Note 14 - Commitments and Contingencies (continued)

     The Company evaluates and reviews environmental reserves for future remediation and other costs on a quarterly basis to determine appropriate reserve amounts. Inherent in this process are considerable uncertainties which effect the Company's ability to estimate the ultimate costs of remediation efforts. Such uncertainties include the nature and extent of contamination at each site, evolving governmental standards regarding remediation requirements, changes in environmental regulations, widely varying costs of alternative cleanup methods, the number and financial condition of other potentially responsible parties at multi-party sites, innovations in remediation and restoration technology, and the identification of additional environmental sites.

     At December 31, 1994, the Company's reserves for environmental remediation and compliance costs amounted to $97,356,000, reflecting Witco's estimate of the costs which will be incurred over an extended period of time in respect of these matters which are reasonably estimable.

     The Company has numerous insurance policies which it believes provide coverage at various levels for environmental liabilities. The Company is currently in litigation with many of its insurers concerning the applicability and amount of insurance coverage for environmental costs under certain of these policies. Except for amounts reflected in executed settlement agreements, no provision for recovery under any of these policies is included in the Company's financial statements.

     The Company is a defendant in three similar actions pending in California state courts, which arise out of the Company's involvement in the polybutylene resin manufacturing business in the 1970's: East Bay Municipal Utility District
v. Mobil Oil Co., et al.; filed in November 1993, and pending in Superior Court for the County of San Mateo; City of Santa Maria v. Shell Oil Co., et al.; filed in May 1994, and pending in Superior Court for the County of San Luis Obispo; and City of Redding v. Mobil Oil Co., et al.; filed in July 1993, and pending in Superior Court for

                                 Page 51 of 61
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

Notes to Financial Statements                              Witco Corporation and
                                                            Subsidiary Companies


Note 14 - Commitments and Contingencies (continued)

the County of Tehama. In addition, a fourth action, City of Morgan Hill v. Mobil Oil Co., et al.; filed in December 1987, which was pending in Superior Court of the County of Santa Clara has been dismissed by the court, but the Company expects the plaintiff in the action to appeal the dismissal. The actions generally allege that the Company and several other defendants negligently misrepresented the performance of polybutylene pipe and fittings installed in water distribution systems. Other allegations include breach of warranty, fraud, strict liability, and breach of the California Unfair Practices Act.

     The Company is not a party to any legal proceedings, including environmental matters, which it believes will have a material adverse effect on its consolidated financial position.

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

Notes to Financial Statements                              Witco Corporation and
                                                            Subsidiary Companies


Note 15 - Operations by Industry Segment and Geographic Area

The Company is an international producer of a wide range of specialty chemical and petroleum products and diversified products for industrial and consumer uses. The following is a summary of the Company's operations by industry segment and geographic area:

(thousands of dollars)                                      1994            1993          1992
                                                        ------------    -----------    -----------
Net Sales
   Chemical                                              $ 1,336,907    $ 1,232,116    $   836,272
   Petroleum                                                 375,623        365,238        345,922
   Diversified products                                      141,995        178,889        174,886
   Intersegment elimination                                  (13,111)       (13,157)       (15,068)
                                                         -----------    -----------    -----------
        Net Sales                                        $ 1,841,414    $ 1,763,086    $ 1,342,012
                                                         -----------    -----------    -----------
Operating Income
   Chemical                                              $   122,161    $   104,992    $    68,739
   Petroleum                                                  43,379         24,547         28,862
   Diversified products                                       17,243         (9,311)         3,199
                                                         -----------    -----------    -----------
        Operating Income from Continuing Operations          182,783        120,228        100,800
                                                         -----------    -----------    -----------
General corporate expenses -- net                            (17,979)       (52,626)       (35,137)
Interest income (expense) -- net                             (19,642)       (26,305)        (7,145)
                                                         -----------    -----------    -----------
      Income from Continuing Operations before Federal
        and Foreign Income Taxes

                                                         $   145,162    $    41,297    $    58,518
                                                         ===========    ===========    ===========
Assets

   Chemical                                              $ 1,101,519    $ 1,036,875    $ 1,079,769
   Petroleum                                                 507,848        461,073        433,807
   Diversified products                                      107,376        122,930        138,565
   Corporate (principally cash, cash equivalents,
    and deferred pension costs)                              202,602        218,120        159,653
                                                         -----------    -----------    -----------
        Assets                                           $ 1,919,345    $ 1,838,998    $ 1,811,794
                                                         ===========    ===========    ===========

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

Notes to Financial Statements                              Witco Corporation and
                                                            Subsidiary Companies


Note 15 -- Operations by Industry Segment and Geographic
Area (continued)

                                                             1994           1993           1992
                                                        -----------   ------------   ------------
Depreciation and Amortization
   Chemical                                             $    62,795    $    58,204    $    34,456
   Petroleum                                                 14,568         15,704         13,752
   Diversified products                                       9,351         11,054         11,304
   Corporate                                                  1,949          1,518          1,618
                                                        -----------    -----------    -----------
        Depreciation and Amortization from Continuing
        Operations                                      $    88,663    $    86,480    $    61,130
                                                        ===========    ===========    ===========
Capital Expenditures (exclusive of acquisitions)
   Chemical                                             $    44,323    $    53,831    $    34,355
   Petroleum                                                 43,149         40,482         31,218
   Diversified products                                       5,623          5,829          5,027
   Corporate                                                 14,343          3,547          1,994
                                                        -----------    -----------    -----------
        Capital Expenditures                            $   107,438    $   103,689    $    72,594
                                                        ===========    ===========    ===========


Net Sales
   United States                                        $ 1,225,062    $ 1,201,850    $ 1,010,028
   Western Europe                                           541,060        487,508        249,618
   Other International                                      137,855        129,195        127,643
   Inter-area elimination                                   (62,563)       (55,467)       (45,277)
                                                        -----------    -----------    -----------
        Net Sales                                       $ 1,841,414    $ 1,763,086    $ 1,342,012
                                                        ===========    ===========    ===========
Operating Income
   United States                                        $   111,415    $    67,440    $    70,646
   Western Europe                                            54,184         38,705         18,740
   Other International                                       17,184         14,083         11,414
                                                        -----------    -----------    -----------
        Operating Income from Continuing Operations     $   182,783    $   120,228    $   100,800
                                                        ===========    ===========    ===========
Assets
   United States                                        $ 1,211,125    $ 1,177,891    $ 1,128,016
   Western Europe                                           604,342        565,172        592,395
   Other International                                      103,878         95,935         91,383
                                                        -----------    -----------    -----------
      Assets                                            $ 1,919,345    $ 1,838,998    $ 1,811,794
                                                        ===========    ===========    ===========


                                 Page 54 of 61
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

Notes to Financial Statements                              Witco Corporation and
                                                            Subsidiary Companies


Note 15 -- Operations by Industry Segment and Geographic
Area (continued)

Intersegment and inter-area sales are accounted for on the same basis used to price sales to similar non-affiliated customers and such sales are eliminated in arriving at consolidated amounts.

Income and expenses not allocated to industry segments or geographic areas in computing operating income include general corporate expenses, interest income and expense, and other income and expenses of a general corporate nature.

In 1993, general corporate expenses include provisions for a work force reduction, loss on sublease of office facilities, and other matters totalling $29,784,000. General corporate expenses in 1992 include $20,135,000 for the provision for the consolidation of offices.

Foreign currency translation and transaction gains and losses included in net income are not significant.

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

Notes to Financial Statements                              Witco Corporation and
                                                            Subsidiary Companies


Note 16--Subsequent Events

Acquisition

     On October 19, 1995, the Company acquired OSi Specialties Holding Company and its wholly owned subsidiary, OSi Specialties, Inc. (collectively "OSi") from an investor group led by DLJ Merchant Banking Partners, L.P. in a cash transaction which values 100 percent of OSi's equity at $486 million. The acquisition was accounted for as a purchase.

     To finance the acquisition, the Company utilized cash on hand and short-term financing of $375 million under a one year credit agreement with a syndicate of 10 banks with Morgan Guaranty Trust Company of New York, as agent. The credit agreement, which contains the customary covenants inherent in such agreements, is for a total of $675 million of which $375 million was utilized for the acquisition.

     The Company subsequently purchased for cash all of OSi's 11-1/2% Senior Secured Discount Debentures due 2004 for $137.6 million and more than 99% of OSi's Specialties 9-1/4% Senior Subordinated Notes due 2003 for $140.1 million. The Company funded the acquisition of the Debentures and Notes with additional short-term bank loans available under $675 million credit agreement.

     The Company intends to replace all or part of the short-term bank loans with long-term financing in the public markets.

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

Notes to Financial Statements                              Witco Corporation and
                                                            Subsidiary Companies


Note 16--Subsequent Events (continued)

Dispositions

     On September 11, 1995, the Company announced its intention to divest its Lubricants Group. The Board of Directors has approved a plan and retained an investment banking firm to assist in the disposal of these operations with a target date of mid 1996. These operations are reflected as discontinued operations for all periods presented in the Company's income statements. Total revenues for the years ended December 31, 1994, 1993 and 1992 were $383,255,000, $379,469,000 and $386,884,000, respectively.

     On March 24, 1995, the Company sold the operations of its Battery Parts business to Acro Products, Inc. for $24,100,000, resulting in a gain of $9,532,000. Battery Parts manufactures rubber and plastic battery containers, covers and parts and custom injection molded parts.

     On June 30, 1995, the Company sold the operations of its Continental Carbon subsidiary to China Synthetic Rubber Corporation for $121,900,000, resulting in a gain of $41,651,000. Continental Carbon manufacturers carbon black which is used primarily in the tire and rubber industry.

Insurance Settlements

     The Company has been in litigation with many of its insurers concerning the applicability and amount of insurance coverage for environmental costs under certain of these policies. Subsequent to December 31, 1994, the Company has ended litigation with several of its insurers, resulting in executed settlement agreements aggregating $42,664,000, net of related legal and other costs.

                                 Page 57 of 61
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

                                  SCHEDULE II

                   WITCO CORPORATION AND SUBSIDIARY COMPANIES
                       VALUATION AND QUALIFYING ACCOUNTS

              Column A                 Column B      Column C      Column D      Column E
--------------------------------------------------------------------------------------------
                                                                   Additions
                                   Balance at      Charged to     Charged to                   Balance
                                    Beginning      Costs and        Other                      at end
          Description               of Period       Expenses       Accounts      Deductions   of Period
------------------------------     ----------      ----------     ----------     ----------   ---------
                                                      (Thousands of dollars)
Year ended December 31, 1994:

Valuation and qualifying accounts
deducted from assets to
which they apply:
Allowances for doubtful
receivables--trade.................. $6,821          $2,209           $821           $988(a)   $8,863
                                     ======          ======           ====           ====      ======

Year ended December 31, 1993:

Valuation and qualifying accounts
deducted from assets to
which they apply:
Allowances for doubtful
receivables--trade.................. $5,623          $2,652           $427         $1,881(a)   $6,821
                                     ======          ======           ====         ======      ======

Year ended December 31, 1992:

Valuation and qualifying accounts
deducted from assets to
which they apply:
Allowances for doubtful
receivables--trade.................. $4,768          $1,773           $334         $1,252      $5,623
                                     ======          ======           ====         ======      ======

---------
Notes:

(a)  Uncollectible receivables charged against the allowance provided therefor.



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

                         Report of Independent Auditors

Board of Directors and Shareholders
Witco Corporation

     We have audited the accompanying consolidated balance sheets of Witco Corporation and Subsidiary Companies as of December 31, 1994 and 1993, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1994. Our audits also included the financial statement schedule (Schedule II--Valuation and Qualifying Accounts). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Witco Corporation and Subsidiary Companies at December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic statements taken as a whole, presents fairly in all material respects the information set forth therein.

     As discussed in Note 12 to the financial statements, in 1992, the Company changed its method of accounting for postretirement benefits other than pensions.

                                                              ERNST & YOUNG LLP

Stamford, Connecticut
January 26, 1995,
except for Note 16, as to which
the date is December 20, 1995

                                 Page 59 of 61
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